F  O  R   .   I  M  M  E  D  I  A  T  E   .   R  E  L  E  A  S  E

NASA to Utilize Spectrum Signal Processing Software Defined Radio Technology to Enable High Performance, Low Cost Satellite Communications Systems

Spectrum’s flexComm SDR-3000 Subsystem Will be Used in the Cross Link Integrated Development Environment Program

Burnaby, B.C., Canada – April 16, 2003 – Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announced that the National Aeronautics and Space Administration (NASA) Goddard Space Flight Center’s Cross Link Integrated Development Environment (CLIDE) program will use Spectrum’s SDR-3000 subsystems to develop technologies to facilitate satellite-to-satellite communications, a key requirement for future NASA missions. Spectrum is also providing software-based modem cores implemented in Field Programmable Gate Arrays (FPGA) to facilitate a faster development schedule.

 “The SDR-3000 provides a rapid prototyping platform for the CLIDE program. The architecture provides both the capabilities and flexibility necessary to meet the requirements of the program,” stated Jason Soloff, Communication Systems Engineer at NASA.

“Spectrum is a leader in satellite communications infrastructure. SDR-3000’s unique attributes with respect to flexibility, reconfigurability and performance continue to be validated by leading customers in several communications market segments,” said Sean Howe, General Manager and Vice President of Spectrum’s Wireless Systems Group. “Our technological edge and ongoing commitment to customer service are enabling us to maintain our leadership position.”

NASA’s CLIDE Project will develop inter-satellite cross links, or communications links between satellites, enabling lower cost constellations of satellites to provide critical scientific data in a timely fashion. These direct satellite-to-satellite links allow for mesh connectivity and ad hoc networking, thereby ensuring that a satellite communications network can provide full coverage of the earth. Multiple SDR-3000s will be used to simulate spacecraft in the lab and demonstrate full communications networking capabilities, including the inter satellite cross links.

The SDR-3000 family of software defined radio subsystems is based on the CompactPCI® form factor. The use of Serial RapidIO provides high-speed data throughput to match the processing power offered by high performance signal processing devices, such as FPGAs, digital signal processors and PowerPCsÔ. The use of Spectrum’s quicComm Application Program Interface enables a heterogeneous processing environment whereby a customer can use different signal processing devices to solve different parts of the signal processing algorithm without intimate knowledge of the underlying hardware.  In this way, a customer is not limited to one signal processing device that may be suboptimal at certain aspects of an algorithm, which often results in inefficient use of hardware and higher deployment costs. quicComm also allows code portability such that future development work can leverage the existing code base resulting in faster time-to-market.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing subsystems for use in communications infrastructure equipment. Spectrum’s optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 16 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its aXs™ and flexComm product lines is available at www.spectrumsignal.com.

This news release contains forward-looking statements related to the sale of the Spectrum Signal Processing Inc. flexComm product line to NASA. The statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions and the other risks detailed in the company’s prospectus and from time-to-time in other filings. Actual results may differ materially form those projected. These forward-looking statements represent the company’s judgment as of the date of this report and the company may or may not update these forward-looking statements in the future. Readers are referred to Spectrum’s assumptions and risk factors set out in the most current Form 20F filed with the Securities and Exchange Commission and the Annual Information Form filed with the British Columbia Securities Commission.

®CompactPCI is a registered trademark of PICMG

™PowerPC is a registered trademark of IBM Corporation

Spectrum Contacts:

Annette Colligan Technical & Trade Media Phone: 604-421-5422 ext 150 Email: annette_colligan@spectrumsignal.com